     As filed with the Securities and Exchange Commission on July 23, 1999

                                              Registration No. 333-____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                              CKE RESTAURANTS, INC.
               (Exact name of registrant as specified in charter)


           Delaware                                        33-0602639
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                                   -----------

               401 W. Carl Karcher Way, Anaheim, California 92801
                                 (714) 774-5796
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                   -----------

                             Andrew F. Puzder, Esq.
                  Executive Vice President and General Counsel
                              CKE Restaurants, Inc.
               401 W. Carl Karcher Way, Anaheim, California 92801
                                 (714) 774-5796
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                                   Copies to:
                             C. Craig Carlson, Esq.
                         Stradling Yocca Carlson & Rauth
                      660 Newport Center Drive, Suite 1600
                         Newport Beach, California 92660
                                 (949) 725-4000


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                       Proposed            Proposed
                                                                        maximum            maximum
             Title of each class                  Amount to be      offering price    aggregate offering       Amount of
       of securities to be registered              registered        per share (1)          price           registration fee
-------------------------------------------------------------------------------------------------------------------------------
        Common Stock ($.01 par value)            54,501 shares         $14.0938            $768,126             $213.54
===============================================================================================================================

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), and is based upon the average of the high and low prices reported on the New York Stock Exchange on July 21, 1999, which average was $14.0938 per share.

                                   -----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PRELIMINARY PROSPECTUS


                                  54,501 Shares


                              CKE Restaurants, Inc.


                                  Common Stock


                           --------------------------


         This prospectus relates to the offer and sale of up to 54,501 shares of our common stock which are held by some of our current stockholders.

         The prices at which such stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is listed on the New York Stock Exchange under the symbol "CKR." On July 21, 1999, the last reported sale price of our common stock was $14.3125 per share.

                           --------------------------

              INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                           --------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           --------------------------

                     This prospectus is dated July 23, 1999

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
The Company..............................................................  1
Risk Factors.............................................................  2
Use of Proceeds..........................................................  8
Selling Stockholders.....................................................  8
Plan of Distribution.....................................................  9
Experts..................................................................  9
Legal Matters............................................................  9
Where You Can Find More Information...................................... 10


                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         The information contained in or incorporated by reference in this prospectus discusses our plans and strategies for our business or state other forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

         o    our ability to grow and implement cost-saving strategies;

         o increases in our food, labor and occupancy and other operating costs;

         o    our ability to compete in the quick-service restaurant industry;

         o    our ability to pay principal and interest on our substantial debt;

         o    our ability to borrow in the future;

         o our ability and the ability of our franchisees, suppliers and vendors to implement an effective Y2K readiness program;

         o    adverse legislation or regulation;

         o    adverse weather conditions;

         o our ability to sustain or increase historical revenues and profit margins; and

         o continuation of certain trends and general economic conditions in our industry.

         In addition, such forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. The information contained in this prospectus, including the information set forth under the caption "Risk Factors," identifies important factors that could cause such differences.

                                   THE COMPANY

         CKE Restaurants, Inc. owns, operates and franchises 3,799 quick-service restaurants primarily under the Carl's Jr., Hardee's and Taco Bueno brand names. Our Hardee's and Carl's Jr. chains are the fourth and seventh largest quick-service hamburger restaurant chains in the United States, respectively, based on domestic systemwide sales. Based on publicly available data, our company-operated Carl's Jr. and Taco Bueno restaurants generate restaurant-level operating margins that are among the highest of the major quick-service restaurant chains.

         o Carl's Jr.(R)--Carl's Jr. was founded in 1956 and is located primarily in the Western United States, with a leading market presence in California. The Carl's Jr. menu features several charbroiled hamburgers, chicken sandwiches, steak sandwiches and other signature items, including the Famous Star, Western Bacon Cheeseburger(R), Super Star(R), Charbroiler Chicken Sandwiches(R), Crispy Chicken Sandwiches(R) and the Charbroiled Sirloin Steak Sandwich. Carl's Jr. differentiates itself from its competitors by offering menu items that are generally made-to-order, meet exacting quality standards and have a strong reputation for quality and taste. As of May 17, 1999, our Carl's Jr. system included 878 restaurants, of which we operated 547 restaurants and our franchisees and licensees operated 331 restaurants.

         o Hardee's(R)--We acquired Hardee's in July 1997. This acquisition enabled us to expand the scope of our operations and become one of the leading nationwide operators of quick-service hamburger restaurants. Hardee's was founded in 1961 and has significant market presence in the Southeastern and Midwestern United States. We believe there is significant value in Hardee's and Carl's Jr.'s complementary geographic markets and relative menu strengths. Hardee's strength is in its breakfast menu, which generates approximately 30% of its overall revenues. This represents one of the highest percentages in the quick-service hamburger restaurant industry. Since we acquired Hardee's, we have acquired an additional 697 Hardee's restaurants from franchisees in key markets, including 557 restaurants operated by Flagstar Enterprises, Inc. ("FEI"), then the largest Hardee's franchisee. These additional acquisitions have enabled us to exercise further control over and strengthen the Hardee's brand. As of May 17, 1999, our Hardee's system included 2,784 restaurants, of which we operated 1,410 restaurants and our franchisees and licensees operated 1,374 restaurants.

         o Taco Bueno(R)--As of May 17, 1999, we owned and operated 113 Taco Bueno quick-service Mexican restaurants located in Texas and Oklahoma. Taco Bueno differentiates itself from its competitors by offering a diverse menu featuring generous portions of freshly prepared, high-quality food items. In addition to typical quick-service Mexican offerings, such as burritos, tacos, tostadas and combination meals, Taco Bueno features a number of signature menu items, such as its Mexidips & Chips, Muchaco and Bueno Chilada Platter.

                                  RISK FACTORS

         You should carefully consider the following factors and other information in this prospectus before deciding to invest in our common stock. Some information in this prospectus may contain "forward looking" statements that discuss future expectations of our financial condition or results of operations. The risk factors noted in this section and other factors described in this offering memorandum could cause actual results to differ materially from those contained in any forward-looking statements.

LEVERAGE AND ABILITY TO SERVICE DEBT--TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         We have a significant amount of indebtedness. As of May 17, 1999, we had a total of $655.2 million of long-term debt and capital lease obligations, including current portion, and our debt to capitalization ratio was .52x. We may be unable to incur substantial additional indebtedness in the future. While we have been able to generate sufficient earnings to satisfy our debt service obligations and other fixed charges, our substantial indebtedness could have important consequences to holders of our common stock and other securities. For example, it could:

         o make it more difficult for us to satisfy our obligations under our debt securities and other indebtedness;

         o increase our vulnerability to general adverse economic and industry conditions;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

         o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

         o place us at a competitive disadvantage compared to our competitors that have less debt; and/or

         o limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failure to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

         Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash from our operations is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

         Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior credit facility will be adequate to meet our future liquidity needs for at least the next few years. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before its maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

UNCERTAINTIES RELATED TO THE REVITALIZATION OF HARDEE'S--WE WILL CONTINUE TO FACE CHALLENGES IN OUR ATTEMPT TO IMPROVE OUR HARDEE'S OPERATIONS.

         Revitalizing Hardee's will continue to challenge our management team. Hardee's is a well-established but underperforming brand. When we acquired Hardee's, it was experiencing declining system-wide same-store sales and a declining market share in the quick-service hamburger restaurant industry. Our initial turnaround strategy for Hardee's focused on managing costs and realizing purchasing strategies. While we have been able to improve our Hardee's restaurant-level operating margins, we are continuing our focus on increasing sales by revitalizing the Hardee's brand. Specifically, we are investing large amounts of capital into reconfiguring our Hardee's restaurants' kitchens, replacing equipment, and remodeling restaurants to the Star Hardee's format. We cannot assure you that these strategies will be successful. If we are unable to achieve anticipated sales improvements and further improvements in restaurant-level operating margins in our Hardee's restaurants on a timely basis, cash flows generated from Hardee's operations may not be adequate to support our turnaround strategies for Hardee's. Our success will also depend, in part, on our Hardee's franchisees. Hardee's franchisees are not required to participate in implementing our strategies and we cannot assure you that all Hardee's franchisees will participate. If Hardee's franchisees do not implement our strategies we may not achieve our goals in the desired timeframe or at all. Failure to accomplish our goals could have a material adverse effect on our financial condition and results of operations.

GROWTH STRATEGY--OUR ABILITY TO EXPAND OUR RESTAURANT CHAINS DEPENDS ON FACTORS BEYOND OUR CONTROL.

         Our growth strategy includes, among other things, opening additional company-operated and franchised restaurants, remodeling our restaurants and dual-branding our restaurant concepts. The success of our growth strategy will depend on numerous factors, many of which are beyond our control and the control of our franchisees, including:

         o the hiring, training and retention of qualified management and other restaurant personnel;

         o the ability to obtain necessary governmental permits and approvals;

         o    competition for desirable site locations;

         o    the availability of appropriate financing; and

         o    general economic conditions.

         To manage our planned expansion, we must ensure the continuing adequacy of our existing systems and procedures, including our supply and distribution arrangements, restaurant management, financial controls and information systems.

         Given the improvements we have realized in recent years in the same-store sales growth in our company-operated Carl's Jr. restaurants, we cannot assure you that we will be able to maintain the current level of same-store sales growth. We experienced same-store sales declines of 1.3% and 4.8% at our company-operated Carl's Jr. restaurants for the quarters ended January 25, 1999 and May 17, 1999, respectively.

ACQUISITION STRATEGY--ACQUIRING AND INVESTING IN UNDERPERFORMING RESTAURANT BUSINESSES INVOLVES SPECIAL RISKS.

         We have a record of acquiring underperforming restaurant companies and improving their operations. We are not currently contemplating any significant acquisitions of other restaurant companies. However, we will continue to evaluate investment opportunities in other restaurant companies. Acquisitions involve the following risks that could adversely affect our operating results:

         o    the diversion of management's attention;

         o the assimilation of the operations and personnel of the acquired companies; and

         o    the potential loss of key employees.

         We cannot assure you that any of our acquisitions or investments will not materially or adversely affect us or that any such acquisition or investment will enhance our business.

COMPETITION--OUR SUCCESS DEPENDS ON OUR ABILITY TO COMPETE WITH OUR MAJOR COMPETITORS.

         The foodservice industry is intensely competitive with respect to the quality and value of food products offered, concept, service, price, dining experience and location. We compete with major restaurant chains, some of which dominate the quick-service restaurant industry. Our competitors also include a variety of mid-price, full-service casual-dining restaurants, health and nutrition-oriented restaurants, delicatessens and prepared food stores, as well as supermarkets and convenience stores. Many of our competitors have substantially greater financial, marketing and other resources than we have, which may give them competitive advantages. Our competitors could also make changes to pricing or other marketing strategies. As our competitors expand operations, we expect competition to intensify. Such increased competition could have a material adverse effect on our financial condition and results of operations.

THE FOOD SERVICE INDUSTRY--CONSUMER PREFERENCES AND PERCEPTIONS, SEASONALITY AND GENERAL ECONOMIC CONDITIONS MAY HAVE SIGNIFICANT EFFECTS ON OUR BUSINESS.

         Foodservice businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by traffic patterns, demographics and the type, number and locations of competing restaurants. Restaurant performance may also be affected by adverse weather conditions, particularly in our Hardee's restaurants, because a significant number of them are located in areas which experience severe winter conditions. Multiunit foodservice businesses such as ours can also be materially and adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns or operating issues stemming from one or a limited number of restaurants. We can be similarly affected by consumer concerns with respect to the nutritional value of quick-service food. In addition, our dependence on frequent deliveries of food and paper products subjects our restaurants to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect the availability, quality and cost of ingredients. Unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs (including increases in hourly wage and unemployment tax rates), increases in the number and locations of competing quick-service restaurants, regional weather conditions and the availability of experienced management and hourly employees may also adversely affect our financial condition and results of operations. Changes in economic conditions affecting our customers could reduce traffic in some or all of our restaurants or impose practical limits on pricing, either of which could have a material adverse effect on our financial condition and results of operations. Our continued success will depend in part on our management's ability to anticipate, identify and respond to changing conditions.

GOVERNMENT REGULATIONS--WE MUST DEVOTE SIGNIFICANT RESOURCES TO COMPLY WITH EXTENSIVE LEGAL REQUIREMENTS APPLICABLE TO OUR FRANCHISE AND OTHER BUSINESS OPERATIONS.

         We are subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and on provisions concerning the termination or nonrenewal of a franchise. Some states require that certain materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain licenses or approvals to sell franchises could adversely affect us or our franchisees. The restaurant industry is also subject to extensive federal, state and local governmental regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. We and our franchisees are also subject to laws governing relationships with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Many of our employees are paid hourly rates based upon the federal and state minimum wage laws. Recent legislation increasing the minimum wage has resulted in higher labor costs to us and our franchisees. We anticipate that increases in the minimum wage may be offset through pricing and other cost-control efforts; however, we cannot assure you that we or our franchisees will be able to pass such additional costs on to customers in whole or in part.

KEY DISTRIBUTORS--DISRUPTION IN DELIVERIES MAY ADVERSELY AFFECT OUR RESTAURANTS.

         Our profitability is dependent on, among other things, our continuing ability to offer fresh, high quality food at moderate prices. While we continue to operate our own distribution business for our Carl's Jr. system, we rely upon independent distributors for our Hardee's and Taco Bueno restaurants. In particular, our Hardee's restaurants depend on the distribution services of two distributors, MBM Corporation ("MBM"), an independent supplier and distributor of food and other products, and Fast Food Merchandisers, Inc. ("FFM"), which was recently acquired by MBM. MBM and FFM are responsible for delivering food, paper and other products from our vendors to our Hardee's restaurants on a regular basis. MBM and FFM also provide distribution services to a large number of our Hardee's franchisees. Any disruption in these distribution services could have a material adverse effect on our business.

YEAR 2000 ISSUES--THE EFFICIENT OPERATION OF OUR RESTAURANTS RELIES ON OUR INFORMATION SYSTEMS, WHICH MAY BE DISRUPTED UNDER CERTAIN CIRCUMSTANCES.

         We rely on various information systems to manage our restaurant operations, and regularly make investments to upgrade, enhance or replace such systems. We are aware that some significant portion of existing electronic equipment, including computers, software and embedded technology, was not designed to correctly process dates after December 31, 1999. These systems store dates as having two-digit, rather than four-digit, years, which could potentially cause erroneous data results or program failures in the year 2000. We continue to review the impact of such Year 2000 ("Y2K") issues on our internal computer and non-computer systems as well as on our vendors and service providers.

         Internally, we have nearly completed the process of making the information systems used by our company-operated Carl's Jr. and Taco Bueno restaurants Y2K compatible, and will complete the process before the turn of the century. With respect to our company-operated Hardee's restaurants, our review found a number of potential Y2K compatibility problems, and we are in the process of replacing suspect systems with Y2K compatible systems. We expect to complete the replacement of our company-operated Hardee's restaurants' financial information systems in November 1999, complete equipment purchasing information systems in August 1999 and purchase back-office management information systems in November 1999. We have not identified any other significant areas of non-compliance in our internal computer or non-computer systems.

         We believe our greatest risk with respect to Y2K issues relates to third-party failure to appropriately address their Y2K non-compliance. Y2K failures in key suppliers' systems, or in their respective suppliers' systems, could affect their ability to supply us with material or services, and therefore affect our ability to operate our restaurants. External Y2K failures could therefore have a material adverse effect on our revenues and financial condition. We are in the process of confirming the Y2K compliance of our important suppliers and have been assured that MBM's, as well as our less important vendors and service providers', Y2K compliance efforts are on schedule. We plan to secure alternative suppliers for those who cannot assure us of their Y2K readiness. In addition, the inability of our multiunit franchisees to become Y2K compliant may materially adversely affect our ability to receive royalties from them. External Y2K risks will be addressed as our survey of suppliers is completed. Although we expect cooperation from the suppliers we are surveying, we also rely on services such as telephones and utilities, whose Y2K compliance is outside of our control. Therefore, we may be unable to accurately assess the Y2K readiness of some third parties, and the impact of such third-party non-compliance on our operations.

         We plan to continue to identify, assess and to resolve all material Y2K issues by the end of calendar 1999. We have developed or are in the process of developing contingency plans to address significant internal and external Y2K issues as they are identified. These contingency plans are expected to be completed by [July] 1999. However, the Y2K problem involves pervasive complex interrelationships, both internally and externally. As a result, we cannot assure you that we will identify and successfully resolve all Y2K issues, and the possibility exists that Y2K-related disruptions could have a material adverse effect on us.

ENVIRONMENTAL MATTERS--COMPLIANCE WITH ENVIRONMENTAL LAWS MAY ADVERSELY AFFECT OUR FINANCIAL HEALTH.

         We are subject to various federal, state and local environmental laws. These laws govern discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes. These laws may also impose liability for damages from and the costs of cleaning up sites of spills, disposals or other releases of hazardous materials. We may be responsible for environmental conditions relating to our restaurants and the land on which our restaurants are located, regardless of whether we lease or own the restaurants or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. Although we cannot assure you that all such environmental conditions have been identified, these conditions include the presence of asbestos containing materials, leaks from chemical storage tanks and on-site spills.

         We are not aware of any environmental conditions that would have a material adverse effect on our businesses, assets or results of operations taken as a whole. Although environmental site assessments prepared for certain properties recommend limited further investigations or minor repairs, based on the information currently available to us, we do not believe any of these other issues would have a material adverse effect on these properties. Nevertheless, we cannot assure you that environmental conditions relating to prior, existing or future restaurants or restaurant sites will not have a material adverse effect on us. Moreover, there is no assurance that: (1) future laws, ordinances or regulations will not impose any material environmental liability; or (2) the current environmental condition of the properties will not be adversely affected by tenants or other third parties or by the condition of land or operations in the vicinity of the properties (such as underground storage tanks).

ANTI-TAKEOVER PROVISIONS--PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD LIMIT THE ABILITY OF STOCKHOLDERS TO EFFECT A CHANGE IN CONTROL OF CKE.

         Our Certificate of Incorporation and Bylaws include several provisions and features intended to render more difficult certain unsolicited or hostile attempts to acquire our business. In addition, our Board of Directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences and restrictions of such preferred stock. These provisions may discourage a third party from attempting to acquire control of us and could limit the price that investors might be willing to pay in the future for shares of our common stock.

UNSTABLE STOCK PRICE--MANY FACTORS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         Any or all of the following factors could cause the market price of our common stock to fall:

         o quarterly variations in the actual or anticipated results of our operations, our competitors and other companies in the restaurant industry;

         o changes in general economic conditions, the financial markets or the quick-service restaurant industry;

         o our failure to meet securities analysts' expectations or changes in their recommendations about our common stock;

         o    the occurrence of natural disasters; and/or

         o other developments affecting us, our franchisees, our suppliers, or our competitors.

         In recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

                                 USE OF PROCEEDS

         All of the shares of common stock covered by this Prospectus are being offered by the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the shares of common stock held by the selling stockholders as of July 21, 1999. Except as otherwise noted elsewhere in this Prospectus, none of the selling stockholders has held any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.


                                                                     Shares Owned
                                                                    After Offering
                              Shares Owned                        -------------------
        Name               Prior to Offering    Shares Offered     Number     Percent
-------------------        -----------------    --------------    --------    -------
Michael J. Adams                 4,360               4,360            0          0

Ballard Investments              1,962               1,962            0          0

Gregory G. Brightman             7,303               7,303            0          0

Richard M. Calahan                 545                 545            0          0

Edgemon Properties               2,943               2,943            0          0

Hollis Geiger                    4,524               4,524            0          0

Dennis Hodson                      545                 545            0          0

David Lamm                       4,360               4,360            0          0

Donald William Manuel            7,303               7,303            0          0

Alan Palmieri                    8,557               8,557            0          0

S. Kent Stewart                 12,099              12,099            0          0

         Each of the selling stockholders is a member of Boston West, L.L.C. ("Boston West"). We also own a minority interest in Boston West, which operates Boston Market restaurants as a franchisee of Boston Chicken, Inc. The shares being offered by the selling stockholders were acquired from us in connection with their release of certain claims they have asserted against us relating to the operations of Boston West.

                              PLAN OF DISTRIBUTION

         The shares in this offering may be sold from time to time directly by the selling stockholder or, alternatively, their broker-dealers or agents, may sell these shares from time to time. Each selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The shares in this offering may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may effect such sales in one or more of the following transactions (which may involve crosses or block transactions):

         o on any national securities exchange or quotation service on which the shares offered by the selling stockholders may be listed or quoted at the time of sale;

         o    in the over-the-counter market;

         o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

         o    through the writing of options.

         Sales of the shares in this offering may also be made pursuant to Rule 144 under the Securities Act, where applicable.

         The selling stockholders and any broker executing selling orders on behalf of the selling stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act. The selling stockholders have agreed to pay all underwriting discounts, commissions and fees applicable to the sale of shares.

                                  LEGAL MATTERS

         Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California, will issue an opinion about the legality of the common stock being offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of CKE Restaurants, Inc. and its subsidiaries as of January 31, 1999 and 1998 and for each of the years in the three-year period ended January 31, 1999, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended January 31, 1999, have been so incorporated in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the termination of this offering:

         (1) our Annual Report on Form 10-K for the fiscal year ended January 31, 1999;

         (2) our Quarterly Report on Form 10-Q for the quarterly period ended May 17, 1999; and

         (3) our Current Reports on Form 8-K dated February 19, 1999, February 25, 1999 and March 18, 1999.

         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                                    General Counsel
                                    CKE Restaurants, Inc.
                                    401 W. Carl Karcher Way
                                    Anaheim, California 92801
                                    Telephone requests may be directed to
                                      (714) 774-5796

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the estimated costs and expenses in connection with the offering of the shares of common stock pursuant to this Registration
Statement:

         Registration fee to the Securities
         and Exchange Commission.................................... $   214
         Accounting Fees and Expenses............................... $10,000
         Legal Fees and Expenses.................................... $10,000
         Miscellaneous Expenses..................................... $ 5,000
                                                                     -------

                  Total............................................. $25,214
                                                                     =======

         All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling stockholders, will be paid by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

ITEM 16. EXHIBITS.

         5.1 Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

         23.1 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

         23.2  Consent of KPMG LLP.

         24.1  Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the
                 Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
             1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities
                 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

             (2) For the purpose of determining any liability under the
                 Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 23rd day of July, 1999.

                                       CKE RESTAURANTS, INC.


                                       By: /s/ WILLIAM P. FOLEY II
                                           ------------------------------------
                                           William P. Foley II
                                           Chairman of the Board and
                                           Chief Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned directors and officers of CKE Restaurants, Inc., do hereby constitute and appoint William P. Foley II, Carl A. Strunk and Andrew F. Puzder, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                           Title                                 Date
         ---------                                           -----                                 ----
/s/ WILLIAM P. FOLEY II                     Chairman of the Board of Directors and            July 23, 1999
------------------------------------              Chief Executive Officer
William P. Foley II                             (Principal Executive Officer)


/s/ CARL A. STRUNK                                Executive Vice President and                July 23, 1999
------------------------------------                Chief Financial Officer
Carl A. Strunk                                  (Principal Financial Officer and
                                                      Accounting Officer)


/s/ BYRON ALLUMBAUGH                                       Director                           July 23, 1999
------------------------------------
Byron Allumbaugh


/s/ PETER CHURM                                            Director                           July 23, 1999
------------------------------------
Peter Churm


/s/ CARL L. KARCHER                                        Director                           July 23, 1999
------------------------------------
Carl L. Karcher


         Signature                                           Title                                 Date
         ---------                                           -----                                 ----

/s/ CARL N. KARCHER                                        Director                           July 23, 1999
------------------------------------
Carl N. Karcher


/s/ DANIEL D. LANE                                Vice Chairman of the Board                  July 23, 1999
------------------------------------
Daniel D. Lane


                                                           Director                           July __, 1999
------------------------------------
W. Howard Lester


/s/ FRANK P. WILLEY                                        Director                           July 23, 1999
------------------------------------
Frank P. Willey

                                  EXHIBIT INDEX


  Exhibit                                                                                          Sequential
  Number                                          Description                                      Page Number
  -------                                         -----------                                      -----------
    5.1           Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.               --

   23.1           Consent of Stradling  Yocca Carlson & Rauth,  a  Professional  Corporation            --
                  (included in Exhibit 5.1).

   23.2           Consent of KPMG LLP.                                                                  --

   24.1           Power of Attorney (included on signature page).                                       --